CONTACT:                                                                                                          FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. ANNOUNCES CLOSING OF

MILES KIMBALL COMPANY ACQUISITION

Addition of Catalog and Internet Distribution Channels Position

Company for Continued Growth in Global Home Expressions Market

GREENWICH, CT, USA, April 2, 2003: Blyth, Inc. (NYSE:BTH), a leader in home fragrance and decorative accessories, today announced that it completed the previously-announced acquisition of Miles Kimball Company, a direct marketer of home décor and household convenience items, premium photo albums, frames and holiday cards.  Blyth acquired its 100% interest in Miles Kimball Company for total consideration of approximately $65 million in an all-cash transaction.  The acquisition is expected to be accretive to Blyth’s sales and earnings in fiscal year 2004.  Miles Kimball Company’s sales were approximately $120 million in the fiscal year ended December 31, 2002.

Commenting on the closing of the acquisition, Robert B. Goergen, Blyth’s Chairman of the Board and CEO said, “With the addition of a catalog and Internet presence, Blyth is now operating in all of its strategic distribution channels, reaching consumers with Home Expressions products that satisfy their individual needs wherever they choose to shop.  Miles Kimball Company’s distinct product lines and personalization capabilities are ideal additions to the Blyth family of companies.  We believe that profitable growth of our home fragrance and décor businesses, combined with a continued focus on strategic acquisitions, will allow us to achieve our corporate financial goals and increase shareholder value over the long term.”

Miles Kimball Company, headquartered in Oshkosh, Wisconsin, operates three divisions: Miles Kimball® Gifts, Exposures® and Holiday Cards.  Miles Kimball Gifts, (1-800-546-2255 or www.mileskimball.com) offers value-priced gifts, home décor, household convenience items and personalized merchandise through its catalog and website.  Exposures (1-800-222-4947 or www.exposuresonline.com) markets a variety of photo albums and frames, safe-keeping products and photographic cards, many of which can be personalized.  The Holiday Card division (1-800-546-2255 or www.mileskimballcards.com) markets personalized holiday greeting cards.  Miles Kimball Company circulates approximately 55 million catalogs annually.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™ and Carolina® brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brand names.  In Europe, its products are also sold under the Colonial, Gies, Ambria and Carolina brands.  Blyth also markets a broad range of Creative Expressions products, including home décor and giftware products under the CBK™ brand, seasonal products under the Seasons of Cannon Falls™ and JMC Impact™ brands, and paper-related products under the Jeanmarie® brand.

Blyth, Inc. may be found on the Internet at www.blythinc.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2002.

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